Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

We hereby consent to the use in this Form S-8 Registration Statement of Nayna Networks, Inc. of our report dated August 15, 2005, relating to the financial statements of Nayna Networks, Inc. as of and for the year ended December 31, 2004, which is incorporated by reference into such Form S-8.

NARESH ARORA
Santa Clara, California

/s/ Naresh Arora
Dated: November 4, 2005